IndyMac Bank.

Management' Assertion on COmpliance
with the Specified Minium Servicing
Standards Set Forth in the Uniform Single
Attestation PRogram for Mortgage Bankser

Reprot of Management

We as members of  management of IndyMac Babnk, F.S.B.
(the Bank),are responsible for complying with the servicing standards, identified in the attached
Exhibit A (the "specified minimum servicing standards") as set forth in the Morgage Bankers
Association of America's Uniform Single Attestation
Program for Mortgage Bankers (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these specified minimum servicing standards We have performed an evaluation of the Bank'scompliance with the specified minimum servicing standards as of December31,2003 and for the year then ended.
Based on this evaluation, we assert that the during the year ended December 3l 2003,the Bank complied, in all material respects, with the specified minimum servicing standards.

At of DeceTnber 31, 2003 and for the year then ended, the Bank had in effect a fidelity bond in the amount of $40,000,000.00 and an errors and omissions policy in the amount of $20,000,000.00


/s/Michael W. Perry
Michael W. Perry
Chairman and Chief Executive Officer

/s/Tony Ebers
Tony Ebers
Executive Vice President
Home Loan Servicing

/s/Scott Keys
Scott Keys
Executive Vice President and
Chief Financial Officer

/s/Jeff Lankey
Jeff Lankey
Senior Vice resident and
Chief Accounting Officer

January 23 2004



Exhibit A
Specified Minimum Servicing Standards

I. Custodial Bank Accounts
1.Reconiciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:
a. be mathematically accurate;
b. be prepared within forty-five(45) calendar days after cutoff date. The cutoff date is the date as of which a bank account is reconciled every month.
It may, or may not, coincide with a prescribed investor reporting date but shall be consistent from period to period.
c. be reviewed and approved by someone other than the person who prepared the reconciliation; and
d. document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2. Funds of the servicing entity shall be adbvanced in cases where there is an overdraft in an investor's or mortgagor's account.

3. Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

4. Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II. Mortgage Payments
1. Mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two (2)business days of receipt.

2. Mortgage payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records within two (2) business days of receipt.

3. Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

4. Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor's loan documents.


Specified Minimum Servicing Standards (continued)

III Disbursements

1. Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

2. Disbursements made on behalf of a mortgagor or investor shall be posted within two(2) business days the mortgagor's or investors records maintained by the servicing entity.

3. Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) c days prior to these dates.

4. Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

5. Amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

6. Unissued checks shall be safeguarded so as to prevent unauthorized access.

IV. Investor Accounting and Reporting
1. The servicing entity investor reports shall agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V. Mortgagor Loan Accounting

1. The servicing entity's mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis

2. Adjustments on adjustable rate mortgage (ARM) loans shall be computed based on thc related mortgage note and any ARM rider.

3. Escrow accounts shall be analyzed, in accordance
With the mortgagor Loan documents,on at least an annual basis.

Exbibit A
Specified Minimum Servicing Standards (continued)

V. Mortgagor Loan Accounting (continued)

4. Interest on escrow accounts shall be paid, or credited, to mortgagors in accordance with the applicable state lawss

VI, Delinquencies

1.Records documenting collcettion efforts shall be maintained during the period a loan is in default and shall be updated at least moQnthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary (i.e., illness or unemployment).

VII. Insurance Policies

1. A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.